EXHIBIT 5
OPINION OF COUNSEL
March 5, 2007
The Timken Company
1835 Dueber Ave., S.W.
Canton, OH 44706
RE:       The Timken Company Employee Savings Plan
Ladies and Gentlemen:
     As Corporate Secretary and Assistant General Counsel of The Timken Company, an Ohio corporation (the “Registrant”), I have acted as counsel for the Registrant in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933, as amended, an additional 10,000 Common Shares, without par value (the “Common Shares”), of the Registrant to be issued or transferred and sold under The Timken Company Employee Savings Plan, as amended (the “Plan”). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereon, I am of the opinion that the Common Shares that may be issued or transferred and sold pursuant to the Plan and the agreements contemplated thereunder (the “Agreements”) have been duly authorized and will be, when issued or transferred and sold in accordance with the Plan and such Agreements, validly issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement being filed by the Registrant to effect registration of the 10,000 Common Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933, as amended.

By:	/s/Scott A. Scherff
Scott A. Scherff
Corporate Secretary and Assistant General Counsel

/jlb

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